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                                    AMENDMENT
                                       TO
                           SECOND AMENDED AND RESTATED
                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                               VORNADO REALTY L.P.
                  ---------------------------------------------

                          Dated as of December 16, 1997

                  ---------------------------------------------

            THIS AMENDMENT to the Second Amended and Restated Agreement of Limited Partnership (the "Agreement") of Vornado Realty L.P., a Delaware limited partnership (the "Partnership"), dated as of December 16, 1997, is hereby adopted by Vornado Realty Trust, a Maryland real estate investment trust (defined therein as the "General Partner"), as the general partner of the Partnership. For ease of reference, capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Agreement.

            WHEREAS, the Partnership was formed under the name "Mendik Real Estate Group, L.P." on October 2, 1996, and, on October 2, 1996, the Partnership adopted an Agreement of Limited Partnership;

      WHEREAS, on November 7, 1996, the general partner of the Partnership changed the Partnership's name to "The Mendik Company, L.P." and, in connection therewith, caused a Certificate of Amendment to the Certificate of Limited Partnership of the Partnership to be filed in the office of the Delaware Secretary of State on November 8, 1996;

      WHEREAS, as of April 15, 1997, the General Partner, certain of affiliates of the General Partner, FW/Mendik REIT, L.L.C., a Delaware limited liability company, and The Mendik Company, Inc., a Maryland corporation, recapitalized the Partnership and, in connection therewith, entered into a First Amended and Restated Agreement of Limited Partnership, dated as of April 15, 1997 (the "Prior Agreement"), and in connection therewith filed a Certificate of Amendment to the Certificate of Limited Partnership of the Partnership in the office of the Delaware Secretary of State, which filing was made on April 15, 1997;

      WHEREAS, effective as of October 20, 1997, the General Partner caused the Partnership issue and distribute to each Person who was a Limited Partner on October 15, 1997, an additional Common Partnership Unit for each Common Partnership Unit (and in
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the same Class) that was owned by such Person on October 15, 1997 and, in connection therewith, the General Partner amended and restated the Prior Agreement in the form of the Agreement.

            WHEREAS, as of the date of this Amendment the General Partner is acquiring, by merger and otherwise, certain assets and businesses previously owned by Arbor Property Trust and, in connection with that acquisition, is issuing 39,315 Series A Convertible Preferred Shares of Beneficial Interest, no par value, to the shareholders of Arbor Property Trust in exchange for common shares of beneficial interest, without par value, of Arbor Property Trust;

            WHEREAS, Section 7.5.D of the Agreement provides in relevant part that the General Partner shall not issue additional Shares unless (i) the General Partner shall cause, pursuant to Section 4.2.A thereof, the Partnership to issue to the General Partner Partnership Interests or rights, options, warrants or convertible or exchangeable securities of the Partnership having designations, preferences and other rights, all such that the economic interests are substantially the same as those of such additional Shares, and (ii) the General Partner transfers to the Partnership, as an Additional Capital Contribution, the proceeds from the issuance of such additional Shares;

            WHEREAS, concurrently with the closing of the Arbor transaction the General Partner is causing the Partnership to issue to the General Partner 39,315 additional Series A Preferred Units, which Units will satisfy the requirements of Section 7.5.D of the Agreement as they relate to the Series A Convertible Preferred Shares of Beneficial Interest, no par value, referred to above;

            WHEREAS, the General Partner has determined that it is in the best interest of the Partnership to amend Exhibit G to the Agreement to reflect the issuance of the above-referenced additional Series A Preferred Units;

            WHEREAS, Section 14.1.B of the Agreement grants the General Partner power and authority to amend the Agreement without the consent of any of the Partnership's limited partners if the amendment does not adversely affect or eliminate any right granted to a limited partner pursuant to any of the provisions of the Agreement specified in Section 14.1.C or Section 14.1.D of the Agreement as requiring a particular minimum vote; and

            WHEREAS, the amendment effected hereby does not adversely affect or eliminate any of the limited partner rights specified in Section 14.1.C or
Section 14.1.D of the Agreement;


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            NOW, THEREFORE, the General Partner hereby amends the Agreement as follows:

            1. The text of Section 2.A. of Exhibit G to the Agreement is hereby deleted in its entirety and replaced with the following:

            "Number. As of the close of business on December 16, 1997, the total number of Series A Preferred Units issued and outstanding was 5,789,315. The General Partner may issue additional Series A Preferred Units from time to time in accordance with the terms of the Agreement and in connection with any such additional issuance the General Partner shall revise Exhibit A to the Agreement to reflect the total number of Series A Preferred Units then issued and outstanding."

            2. Except as expressly amended hereby, the Agreement shall remain in full force and effect.

            IN WITNESS WHEREOF, the General Partner has executed this Amendment as of the date first written above.

                                    VORNADO REALTY TRUST


                                    By:_________________________________
                                       Joseph Macnow
                                       Executive Vice President of Finance and
                                        Administration



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